Exhibit 99.1

Hallmark Financial Services, Inc. 777 Main Street, Suite 1000, Fort Worth, TX 76102 817.348.1600 hallmarkgrp.com

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL ANNOUNCES FOURTH QUARTER AND YEAR END 2018 EARNINGS RESULTS
HIGHLIGHTED BY SIGNIFICANTLY IMPROVED COMBINED RATIO

FORT WORTH, Texas, (March 5, 2019) - Hallmark Financial Services, Inc. (“Hallmark Financial”) (NASDAQ: HALL) today announced financial results for the fourth quarter and fiscal year ended December 31, 2018.

	Fourth Quarter		Fiscal Year
	2018	2017	2018	2017
$ in millions:
Net (Loss) Income	$(5.1)	$(10.6)	$10.3	$(11.6)
Operating Earnings (Loss) (1)	$5.1	$(10.0)	$18.4	$(11.4)

$ per diluted share:
Net (Loss) Income	$(0.28)	$(0.59)	$0.57	$(0.63)
Operating Earnings (Loss) (1)	$0.28	$(0.55)	$1.01	$(0.62)

(1)	See “Non-GAAP Financial Measures” below

Fourth Quarter 2018 Highlights (all comparisons to prior year period):

•	Gross premiums written increased 15% to $167.2 million

•	Net premiums written increased 17% to $94.5 million

•	Net combined ratio improved to 96.3% compared to 118.7%

•	Net loss of $5.1 million, or $0.28 per diluted share, compared to net loss of $10.6 million, or $0.59 per diluted share

•	Operating earnings of $5.1 million, or $0.28 per diluted share, compared to Operating loss of $10.0 million, or $0.55 per diluted share

•	Net investment losses of $12.9 million included $1.6 million in net realized capital gains from the sale of investment securities and a $12.5 million loss from a reduction in the amount of net unrealized capital gains that existed in our equity investments. The income statement recognition of changes in unrealized gains and losses of equity securities is related to the adoption in 2018 of new accounting rules and does not impact operating earnings.

Year End 2018 Highlights (all comparisons to prior year):

•	Gross premiums written of $663.0 million represented an increase of 10%

•	Net premiums written of $363.8 million were slightly lower than 2017 of $365.6 million

•	Net combined ratio of 97.1% compared to 107.9%

•	Net income of $10.3 million, or $0.57 per diluted share, compared to net loss of $11.6 million, or $0.63 per diluted share

•	Operating earnings of $18.4 million, or $1.01 per diluted share, compared to Operating loss of $11.4 million, or $0.62 per diluted share

•	Net investment losses of $10.2 million included $1.8 million in net realized gains from the sale of investment securities and a $9.3 million loss from a reduction in the amount of net unrealized capital gains that existed in our equity investments. The income statement recognition of changes in unrealized gains and losses of equity securities is related to the adoption in 2018 of new accounting rules and does not impact operating earnings.

•	Return on beginning equity was 4.1% for fiscal 2018.

•	Operating return on beginning tangible equity was 8.9% for fiscal 2018 (see “non-GAAP Financial Measures” below).

•	Book Value Per Share grew 3% to $14.17 in 2018.

	Fourth Quarter			Fiscal Year
	2018	2017	% Change	2018	2017	% Change
($ in thousands, unaudited)
Gross premiums written	167,179	145,837	15%	663,015	604,156	10%
Net premiums written	94,507	81,121	17%	363,798	365,583	0%
Net premiums earned	91,300	92,319	-1%	363,087	361,037	1%
Investment income, net of expenses	4,526	4,513	0%	18,232	18,874	-3%
Investment losses, net	(12,873)	(896)	-1337%	(10,195)	(205)	-4873%
Net income (loss)	(5,075)	(10,629)	52%	10,347	(11,553)	190%
Operating earnings (loss) (1)	5,095	(10,047)	151%	18,401	(11,420)	261%
Net income (loss) per share - basic	$(0.28)	$(0.59)	53%	$0.57	$(0.63)	190%
Net income (loss) per share - diluted	$(0.28)	$(0.59)	53%	$0.57	$(0.63)	190%
Operating earnings per share - diluted (1)	$0.28	$(0.55)	151%	$1.01	$(0.62)	263%
Book value per share				$14.17	$13.82	3%

(1)	See “Non-GAAP Financial Measures” below

Management Commentary

Overview

Naveen Anand, President and Chief Executive Officer, stated, “I am pleased to report that Hallmark Financial continued its trend of underwriting profitability in 2018 with a strong fourth quarter. This increasing momentum in our underwriting results reflects the successful and continued execution of our strategic plan. We are well positioned as we move into 2019 to focus on consistent execution of our plan as we put the “fix and build” part of our strategic journey in the rear-view mirror.

“Robust rate increases in most of our lines of business, as well as targeted growth, drove increases in our gross premiums written for both the fourth quarter and full year 2018. We achieved net combined ratios of 96.3% and 97.1% for the fourth quarter and full year 2018, respectively. This is a much-improved result from the 118.7% and 107.9% net combined ratios for the same periods in 2017. Additionally, the improved fourth quarter expense ratio of 25.7% reflects our focus on managing expenses while continuing to make strategic investments in technology, infrastructure and talent.

“Accident year net combined ratios, excluding catastrophe losses and prior year development, were 91.3% in the fourth quarter and 92.9% for the year. The net impact of losses from catastrophe events were in line with expectations, with an impact to the combined ratio of 5.1% for the quarter and 2.6% for the full year, with the largest impact from Hurricane Michael. Prior year development improved in 2018 and was slightly favorable for the fourth quarter (0.1% impact to the combined ratio) as the actions taken in underwriting and claims are beginning to have the expected impact.”

Premiums / Segment Overview

Mr. Anand continued, “The Specialty Commercial Segment continues to grow at a steady rate, with gross premiums increasing by 10% and 8% for the fourth quarter and full year 2018, respectively, as compared to the same periods the prior year. These increases were driven by both new business and robust rate increases in commercial auto, property, aviation, casualty and professional lines. The fourth quarter and full year net combined ratios for this segment were 96.8% and 97.8%, respectively, which included 7.6% and 2.3%, respectively, attributable to catastrophe losses and 1.2% and 6.4%, respectively, attributable to unfavorable prior year reserve development.

“The Standard Commercial Segment grew gross premiums written by 9% and 10% for the fourth quarter and full year 2018, respectively, as compared to the same periods the prior year, and produced net combined ratios of 95.1% and 88.0% for the fourth quarter and full year 2018 as compared to 94.7% and 102.8% for the same periods in 2017. We launched two new states in the segment during the fourth quarter of 2018, increasing our total footprint from 11 states last year to 14 currently. We look to expand this segment into one to two new states per year.

“The Personal Segment results continued to improve during the fourth quarter of 2018, as the impact from pricing and claims improvements contributed to an 83.2% net combined ratio for the quarter and 94.9% net combined ratio for the year. We will look to opportunistically grow this segment and position it to deliver sustained profitable results.

“In the fourth quarter, the Company successfully completed the placement of a consolidated casualty treaty which replaces multiple reinsurance arrangements that cover multiple lines of business. This structure increases our scale in purchasing reinsurance and provides additional flexibility going forward to allocate capital to our various lines of business,” concluded Mr. Anand.

Executive Chairman’s Remarks

Mark E. Schwarz, Executive Chairman of Hallmark Financial, stated, “Despite the significant fourth quarter decline in equity markets we achieved a modest positive total investment return for the full year. 2018 was the first year the inherent volatility in equity securities prices was recorded in our income statement. Previously changes in unrealized gains and losses on equity investments were recorded in other comprehensive income. The new accounting treatment has no effect on our operating earnings, consolidated shareholders’ equity or book value per share as compared to prior periods.

“The trend in net investment income improved in the fourth quarter with a flat comparison to the prior year and was down 3% for the full year due to a reduction in the amount of fixed maturity securities held in our portfolio, offset by an increase in the book yield on these investments. Book value per share increased 3% to $14.17 for the full year. Our year ending total investments and cash was $668 million or $37.08 per share,” concluded Mr. Schwarz.

Fourth Quarter and Fiscal 2018 Commentary

Hallmark Financial reported a net loss of $5.1 million and net income of $10.3 million for the three months and fiscal year ended December 31, 2018, respectively, as compared to net losses of $10.6 million and $11.6 million for the three months and fiscal year ended December 31, 2017, respectively. On a diluted basis per share, the Company reported a net loss of $0.28 per share and net income of $0.57 per share for the three months and fiscal year ended December 31, 2018, respectively, as compared to net losses of $0.59 per share and $0.63 per share for the three months and fiscal year ended December 31, 2017, respectively.

During the three months and year ended December 31, 2018, Hallmark Financial’s gross premiums written were $167.2 million and $663.0 million, representing an increase of 15% and 10%, respectively from the $145.8 million and $604.2 million in gross premiums written for the same periods in 2017. During the three months and fiscal year ended December 31, 2018, Hallmark Financial’s net premiums written were $94.5 million and $363.8 million, respectively, representing an increase of 17% and a slight decrease, respectively from the $81.1 million and $365.6 million in net premiums written for the same periods of 2017. The increase in net premiums written for the three months ended December 31, 2018 was primarily due to premium growth in both the Specialty Commercial and Personal Segments as well as increased net retention of business in the Personal Segment for the quarter. Hallmark Financial’s net premiums earned were $91.3 million and $363.1 million for the three months and fiscal year ended December 31, 2018, respectively, as compared to $92.3 million and $361.0 million for the same periods in 2017. Hallmark Financial had a pre-tax loss of $6.5 million and pre-tax income of $12.8 million, for the three months and fiscal year ended December 31, 2018, respectively, as compared to pre-tax losses of $16.0 million and $16.6 million reported during the same periods in 2017.

The improvement in income before tax for the three months and fiscal year ended December 31, 2018 was largely due to decreased losses and loss adjustment expenses and decreased operating expenses partially offset by increased investment losses. The investment losses reported during the three months and fiscal year ended December 31, 2018 included $12.5 million and $9.3 million, respectively, in loss attributable to the adoption effective January 1, 2018 of Accounting Standards Update No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities” which requires equity investments that are not consolidated or accounted for under the equity method of accounting to be measured at fair value with changes in fair value recognized in net income. The decrease in loss and LAE was primarily the result of favorable net prior year loss reserve development of $0.1 million and unfavorable net prior year loss reserve development of $6.0 million for the three months and fiscal year ended December 31, 2018, respectively, as compared to unfavorable net prior year loss reserve development of $19.9 million and $40.1 million during the same periods of 2017. The decrease in operating expenses was primarily due to lower production related expenses due primarily to increased ceding commission in the Specialty Commercial Segment, partially offset by increased salary and related expenses, professional service fees and other operating expenses.

Non-GAAP Financial Measures

The Company’s financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). However, the Company also presents and discusses certain non-GAAP financial measures that it believes are useful to investors as measures of operating performance. Management may also use such non-GAAP financial measures in evaluating the effectiveness of business strategies and for planning and budgeting purposes. However, these non-GAAP financial measures should not be viewed as an alternative or substitute for the results reflected in the Company’s GAAP financial statements. In addition, the Company’s definitions of these items may not be comparable to the definitions used by other companies.

Operating earnings and operating earnings per share are calculated by excluding net investment gains and losses from GAAP net income. Management believes that operating earnings and operating earnings per share provide useful information to investors about the performance of and underlying trends in the Company’s core insurance operations. Net income and net income per share are the GAAP measures that are most directly comparable to operating earnings and operating earnings per share. A reconciliation of operating earnings and operating earnings per share to the most comparable GAAP financial measures is presented below.

				Weighted
	Income	Less Tax	Net	Average	Diluted
($ in thousands)	Before Tax	Effect	After Tax	Shares Diluted	Per Share
Fourth Quarter 2018
Reported GAAP measures	$(6,453)	$(1,378)	$(5,075)	18,055	$(0.28)
Excluded investment losses/gains	$12,873	$2,703	$10,170	18,198	$0.56
Operating earnings	$6,420	$1,325	$5,095	18,198	$0.28

Fourth Quarter 2017
Reported GAAP measures	$(15,967)	$(5,338)	$(10,629)	18,162	$(0.59)
Excluded investment losses/gains	$896	$314	$582	18,162	$0.04
Operating loss	$(15,071)	$(5,024)	$(10,047)	18,162	$(0.55)

Fiscal 2018
Reported GAAP measures	$12,803	$2,456	$10,347	18,201	$0.57
Excluded investment losses/gains	$10,195	$2,141	$8,054	18,201	$0.44
Operating earnings	$22,998	$4,597	$18,401	18,201	$1.01

Fiscal 2017
Reported GAAP measures	$(16,572)	$(5,019)	$(11,553)	18,343	$(0.63)
Excluded investment losses/gains	$205	$72	$133	18,343	$0.01
Operating loss	$(16,367)	$(4,947)	$(11,420)	18,343	$(0.62)

Operating return on beginning tangible equity is calculated as operating earnings divided by GAAP equity at the beginning of the period excluding goodwill. Management believes that operating return on beginning tangible equity provides useful information to investors about the performance of the Company’s core insurance operations relative to its core shareholder equity exclusive of non-depreciable goodwill from prior acquisitions. Return on beginning equity is the GAAP measure that is most directly comparable to operating return on beginning tangible equity. A reconciliation of operating return on beginning tangible equity to return on beginning equity is presented below.

Fiscal 2018 net income	10,347	a
Excluded investment losses, net of tax	8,054
Fiscal 2018 operating earnings	18,401	b

Beginning GAAP equity	251,118	c
Reverse goodwill	(44,695)
Beginning tangible equity	206,423	d

Return on beginning GAAP equity	4.1	%(a/c)
Operating return on beginning tangible equity	8.9	%(b/d)

About Hallmark Financial

Hallmark Financial is a specialty property and casualty insurance holding company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries and offices in Dallas-Fort Worth, San Antonio, Chicago, Jersey City and Atlanta, Hallmark Financial markets, underwrites and services over $650 million annually in commercial and personal insurance premiums in select markets. Hallmark Financial is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except par value)	Dec. 31	Dec. 31
	2018	2017
	(unaudited)
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (amortized cost: $550,268 in 2018 and $604,999 in 2017)	$545,870	$605,746
Equity securities (cost: $68,709 in 2018 and $30,253 in 2017)	80,896	51,763
Other investment (cost: $3,763 in 2018 and $3,763 in 2017)	1,148	3,824
Total investments	627,914	661,333
Cash and cash equivalents	35,594	64,982
Restricted cash	4,877	2,651
Ceded unearned premiums	133,031	112,323
Premiums receivable	119,778	104,373
Accounts receivable	1,619	1,513
Receivable for securities	3,369	5,235
Reinsurance recoverable	252,029	182,928
Deferred policy acquisition costs	14,291	16,002
Goodwill	44,695	44,695
Intangible assets, net	7,555	10,023
Deferred federal income taxes, net	4,983	1,937
Federal income tax recoverable	-	7,532
Prepaid expenses	2,588	1,743
Other assets	12,571	13,856
Total Assets	$1,264,894	$1,231,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$30,000	$30,000
Subordinated debt securities (less unamortized debt issuance cost of $889 in 2018 and $949 in 2017)	55,804	55,753
Reserves for unpaid losses and loss adjustment expenses	527,247	527,100
Unearned premiums	298,061	276,642
Reinsurance balances payable	67,328	52,487
Current federal income tax payable	4	-
Pension liability	2,018	1,605
Payable for securities	698	7,488
Accounts payable and other accrued expenses	28,202	28,933
Total Liabilities	1,009,362	980,008
Commitments and contingencies
Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2018 and 2017	3,757	3,757
Additional paid-in capital	123,168	123,180
Retained earnings	161,195	136,474
Accumulated other comprehensive income	(6,660)	12,234
Treasury stock (2,846,131 shares in 2018 and 2,703,803 shares in 2017), at cost	(25,928)	(24,527)
Total Stockholders’ Equity	255,532	251,118
Total Liabilities & Stockholders' Equity	$1,264,894	$1,231,126

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Fiscal Year Ended
($ in thousands, except share amounts)	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)
Gross premiums written	$167,179	$145,837	$663,015	$604,156
Ceded premiums written	(72,672)	(64,716)	(299,217)	(238,573)
Net premiums written	94,507	81,121	363,798	365,583
Change in unearned premiums	(3,207)	11,198	(711)	(4,546)
Net premiums earned	91,300	92,319	363,087	361,037

Investment income, net of expenses	4,526	4,513	18,232	18,874
Investment losses, net	(12,873)	(896)	(10,195)	(205)
Finance charges	1,567	986	5,115	3,867
Commission and fees	324	384	2,928	1,679
Other income	12	69	101	269
Total revenues	84,856	97,375	379,268	385,521

Losses and loss adjustment expenses	64,460	83,383	256,028	288,308
Operating expenses	25,022	28,360	103,424	106,805
Interest expense	1,210	982	4,545	4,512
Amortization of intangible assets	617	617	2,468	2,468
Total expenses	91,309	113,342	366,465	402,093

Income (loss) before tax	(6,453)	(15,967)	12,803	(16,572)
Income tax expense (benefit)	(1,378)	(5,338)	2,456	(5,019)
Net income (loss)	$(5,075)	$(10,629)	$10,347	$(11,553)

Net income (loss) per share:
Basic	$(0.28)	$(0.59)	$0.57	$(0.63)
Diluted	$(0.28)	$(0.59)	$0.57	$(0.63)

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Three Months Ended Dec. 31 (unaudited)

	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Gross premiums written	$125,315	$114,340	$20,190	$18,526	$21,674	$12,971	$-	$-	$167,179	$145,837
Ceded premiums written	(60,930)	(55,182)	(9,301)	(2,124)	(2,441)	(7,410)	-	-	(72,672)	(64,716)
Net premiums written	64,385	59,158	10,889	16,402	19,233	5,561	-	-	94,507	81,121
Change in unearned premiums	(2,616)	8,627	6,747	789	(7,338)	1,782	-	-	(3,207)	11,198
Net premiums earned	61,769	67,785	17,636	17,191	11,895	7,343	-	-	91,300	92,319

Total revenues	66,776	72,889	18,569	17,853	13,732	8,511	(14,221)	(1,878)	84,856	97,375

Losses and loss adjustment expenses	46,267	67,032	10,834	10,558	7,359	5,793	-	-	64,460	83,383

Pre-tax income (loss)	7,800	(11,006)	1,851	1,559	2,400	(747)	(18,504)	(5,773)	(6,453)	(15,967)

Net loss ratio (1)	74.9%	98.9%	61.4%	61.4%	61.9%	78.9%			70.6%	90.3%
Net expense ratio (1)	21.9%	24.1%	33.7%	33.3%	21.3%	35.4%			25.7%	28.4%
Net combined ratio (1)	96.8%	123.0%	95.1%	94.7%	83.2%	114.3%			96.3%	118.7%

Favorable (Unfavorable) Prior Year Development	(727)	(22,653)	164	2,564	672	224	-	-	109	(19,865)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries

Consolidated Segment Data

Fiscal Year Ended Dec. 31 (2018 unaudited)

	Specialty Commercial Segment		Standard Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Gross premiums written	$501,806	$464,714	$86,121	$78,228	$75,088	$61,214	$-	$-	$663,015	$604,156
Ceded premiums written	(250,075)	(199,692)	(16,899)	(8,940)	(32,243)	(29,941)	-	-	(299,217)	(238,573)
Net premiums written	251,731	265,022	69,222	69,288	42,845	31,273	-	-	363,798	365,583
Change in unearned premiums	6,455	(5,936)	3,099	(3,070)	(10,265)	4,460	-	-	(711)	(4,546)
Net premiums earned	258,186	259,086	72,321	66,218	32,580	35,733	-	-	363,087	361,037

Total revenues	280,283	277,946	76,548	70,302	38,623	40,462	(16,186)	(3,189)	379,268	385,521

Losses and loss adjustment expenses	194,268	213,050	39,396	45,227	22,364	30,031	-	-	256,028	288,308

Pre-tax income (loss)	28,780	2,012	13,090	2,440	3,061	(3,058)	(32,128)	(17,966)	12,803	(16,572)

Net loss ratio (1)	75.2%	82.2%	54.5%	68.3%	68.6%	84.0%			70.5%	79.9%
Net expense ratio (1)	22.6%	23.7%	33.5%	34.5%	26.3%	29.3%			26.6%	28.0%
Net combined ratio (1)	97.8%	105.9%	88.0%	102.8%	94.9%	113.3%			97.1%	107.9%

Favorable (Unfavorable) Prior Year Development	(16,457)	(40,477)	8,993	970	1,511	(598)	-	-	(5,953)	(40,105)

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.